Exhibit 99.1

AITX Invests in Nightingale Security to Bolster Strategic Partnership and Enhance Global Autonomous Security Solutions

Detroit, Michigan, June 4, 2024 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients along with wholly owned subsidiary Robotic Assistance Devices, Inc. (RAD), today announced a strategic investment in Nightingale Security Inc., a leader in autonomous aerial (drone) security systems. This investment follows a partnership announced in May, enhancing the commitment to delivering cutting-edge security solutions.

The Company noted that the undisclosed financial investment was via a convertible note. A convertible note is a type of short-term debt that converts into equity, typically in conjunction with a future financing round. This investment structure provides AITX with the flexibility to support Nightingale Security’s growth while potentially benefiting from future equity appreciation. By using a convertible note, AITX is able to make a strategic investment without immediately diluting its equity stake, aligning the interests of both companies and allowing for shared growth and success in the evolving security market.

Steve Reinharz, CEO/CTO of AITX and RAD, stated, “Our investment in Nightingale Security enhances our technological capabilities and market reach. Integrating RAD’s ground-based robots with Nightingale’s drones creates a robust security ecosystem for challenging environments.”

Jack Wu, CEO of Nightingale Security, added, “This partnership pushes integrated autonomous devices to deliver autonomous security, providing cost reduction, more capabilities, and unmatched situational awareness via the ability to rapidly respond with the Nightingale autonomous drone.”

The integration of RAD’s RIO™ with Nightingale’s drones will enable seamless detection, surveillance, and response, offering low-cost, efficient security for large, remote areas. This combined solution will provide clients with the ability to “Detect, Respond, and Verify.”

Mark Folmer, CPP, PSP, FSyI, President of RAD, commented, “We are excited to deepen our collaboration with Nightingale. This partnership offers our clients an intelligent security solution combining stationary and aerial capabilities, setting new industry standards.”

This strategic investment emphasizes AITX’s proactive approach to leveraging emerging technologies in security. The companies aim to advance AI-powered security solutions and reinforce their leadership in the field.

Both companies are committed to a long-term vision, with typically three-year Robotics-as-a-Service (RaaS) contracts underscoring their dedication to providing sustained, innovative security solutions worldwide. The partnership highlights the significant impact and growth potential of autonomous security solutions, aiming to redefine security standards globally.

For more information about this innovative partnership and to stay updated on further developments, please visit www.radsecurity.com and www.nightingalesecurity.com.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

###

Steve Reinharz

949-636-7060

@SteveReinharz